Exhibit 99.1
ServerEngines Corporation
Consolidated Financial Statements
Year Ended December 31, 2009

Independent Auditors’ Report
The Board of Directors
ServerEngines Corporation:
We have audited the accompanying consolidated balance sheet of ServerEngines Corporation and subsidiary (the Company) as of December 31, 2009, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ServerEngines Corporation and subsidiary as of December 31, 2009, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.
As discussed in Note 9, on August 25, 2010, ServerEngines Corporation was acquired by Emulex Corporation.
/s/ KPMG LLP
Mountain View, California
November 10, 2010

ServerEngines Corporation
Consolidated Balance Sheet
(In thousands, except share data)

December 31,
2009
Assets
Current Assets:
Cash and cash equivalents	$4,175
Accounts receivable	3,595
Inventory	251
Prepaids and other current assets	1,713

Total current assets	9,734
Property and equipment, net	1,082
Other long-term assets	1,698

Total Assets	$12,514

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$6,083
Accounts payable to founders	92
Accrued liabilities, current portion	4,615
Capital lease obligations, current portion	17
Note payable to Emulex Corporation	25,632
Founders’ notes payable	25,701
Deferred revenue	1,915

Total current liabilities	64,055
Capital lease obligations, less current portion	6
Accrued liabities, less current portion	1,896

Total liabilities	65,957

Stockholders’ Deficit:
Convertible Preferred Stock, $0.001 par value;	4
5,000,000 shares authorized and 4,250,015 shares issued and outstanding at December 31, 2009; (Liquidation preference of $50,000,000)
Common Stock: $0.001 par value;	26
40,000,000 shares authorized at December 31, 2009; 26,566,074 shares outstanding at December 31, 2009.
Additional paid-in capital	54,516
Accumulated other comprehensive loss	(26)
Accumulated deficit	(107,963)

Total stockholders’ deficit	(53,443)

Total Liabilities and Stockholders’ Deficit	$12,514

See accompanying notes to consolidated financial statements.

ServerEngines Corporation
Consolidated Statement of Operations
(In thousands)

Year Ended
December 31,
2009
Net revenues	$19,167
Cost of revenue	11,159

Gross profit	8,008

Operating Expenses:
Research and development	23,193
Sales and marketing	1,296
General and administrative	620

Total operating expenses	25,109

Loss from Operations	(17,101)

Other Income (Expense)
Interest income	26
Interest expense related to founders’ notes payable	(1,911)
Other interest expense	(682)
Other income, net	8

Total Other Expense	(2,559)

Loss Before Income Tax	(19,660)
Income Tax Expense	(41)

Net Loss	$(19,701)

See accompanying notes to consolidated financial statements.

ServerEngines Corporation
Consolidated Statement of Stockholders’ Deficit & Comprehensive Loss
(In thousands, except share data)

						Accumulated
					Additional	other
	Convertible Preferred Stock		Common Stock		Paid-in	Comprehensive	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Deficit

Balance as of December 31, 2008	4,250,015	$4	26,178,578	$26	$54,066	$(47)	$(88,262)	$(34,213)
Share-based compensation (Restricted Share Vesting)	—	—	377,386	—	190	—	—	190
Issuance of common stock upon exercise of stock options	—	—	10,110	—	3	—	—	3
Share-based compensation	—	—	—	—	257	—	—	257
Net loss	—	—	—	—	—	—	(19,701)	(19,701)
Foreign currency translation adjustment	—	—	—	—	—	21	—	21

Total comprehensive loss	—	—	—	—	—	—	—	(19,680)

Balance as of December 31, 2009	4,250,015	$4	26,566,074	$26	$54,516	$(26)	$(107,963)	$(53,443)

See accompanying notes to consolidated financial statements.

ServerEngines Corporation
Consolidated Statement of Cash Flows
(In thousands)

Year Ended
December 31,
2009
Operating Activities:
Net loss	$(19,701)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	453
Stock based compensation	447
Changes in operating assets and liabilities:
Accounts receivable	(962)
Inventory	(37)
Prepaid and other assets	(1,029)
Accounts payable	(1,865)
Related party accounts payable	(97)
Accrued liabilities	4,123
Deferred revenue	1,865

Net Cash Used in Operating Activities	(16,803)

Investing Activity — Purchases of property and equipment	(935)

Financing Activities:
Proceeds from issuance of common stock	3
Proceeds from founders’ notes payable	3,980
Principal payments under founders’ notes payable	(7,108)
Proceeds from note payable to Emulex Corporation	25,000
Principals payments under capital lease	(16)

Net Cash Provided by Financing Activities	21,859

Effect of Exchange Rate Changes on Cash and Cash Equivalents	11
Net increase in cash and cash equivalents	4,132
Cash and cash equivalents at beginning of year	43

Cash and cash equivalents at end of year	$4,175

See accompanying notes to consolidated financial statements.

ServerEngines Corporation
Notes to Consolidated Financial Statements
1.	Summary of Accounting Policies

Nature of Business — ServerEngines Corporation (the “Company” or “ServerEngines”) is a technology company incorporated under the General Corporation Laws of the state of Delaware. The company filed its original Certificate of Formation with the State of Delaware on May 8, 2003 as a LLC which was amended on February 7, 2008 when the Company incorporated as a Delaware corporation. The Company is headquartered in Sunnyvale, California and creates silicon building blocks that enhance the functionality, performance, and security of contemporary servers including tower, rack and blade configurations.

Basis of Presentation — The accompanying consolidated financial statements of ServerEngines include the accounts of the Company and its wholly-owned subsidiary, ServerEngines (India) Private Limited (SEIPL). All significant intercompany accounts and transactions have been eliminated in consolidation.

Foreign Currency Translation — The functional currency of the Company’s foreign subsidiaries is the local currency. The Company translates all assets and liabilities to U.S. dollars at the current exchange rates as of the applicable balance sheet date. Expenses are translated using the average exchange rate for the period. Gains and losses resulting from the translation of the foreign subsidiaries’ financial statements are reported as a separate component of accumulated other comprehensive loss in stockholders’ equity. Net gains and losses resulting from foreign exchange transactions are recorded in the consolidated statements of operations as other income.

Liquidity — The Company has incurred operating losses to date and has an accumulated deficit of $107,963,000 as of December 31, 2009. As of December 31, 2009, the amount outstanding under borrowing arrangements was $51,333,000.

The Company’s activities have been primarily financed through operations, related party equity and debt financing and third party loans. The Company expects losses to continue until the Company successfully gains greater market penetration of its products. Management believes that cash generated by operations based on its internally generated forecasts and the funding by certain founders will provide sufficient funds to enable the Company to meets its obligations at least through December 31, 2010. If anticipated operating results that are built into management’s forecasts are not achieved, the Company may require additional funds to continue operations and/or may need to reduce operating expenses which could be detrimental to the overall business plan of the Company. On August 25, 2010 the Company was acquired by Emulex Corporation, see note 9.

Concentration of Credit Risk, Significant Customers, and Significant Suppliers — Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and accounts receivable. Substantially all of the Company’s cash and cash equivalents are maintained with one domestic financial institution with a high credit standing. At times, such deposits may be in excess of the federally insured limits. As of December 31, 2009, the Company has placed all of its cash with one financial institution. The Company sells its products to a limited number of companies in similar industries in North America, Asia and Europe, and generally does not require its customers to provide collateral.

ServerEngines Corporation
Notes to Consolidated Financial Statements
Certain customer’s accounts receivable balances accounted for more than 10% of the total as follows:

December 31, 2009

Customer A	25%
Customer B	22%
Customer C	19%
Sales to certain customers accounted for 10% or more of net revenues as follows:

December 31, 2009

Customer A	10%
Customer B	32%
Customer C	20%
The Company has single sources for its silicon wafers, its packaging and assembly requirements, and its testing requirements.

Certain vendors account for more than 10% of the total accounts payable as follows:

December 31, 2009

Vendor A	48%
Vendor B	13%
Vendor C	10%
Fair Value of Financial Instruments — The Company assesses the fair value of financial instruments based on a hierarchy that is based on the three levels of inputs and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy is used to prioritize the inputs used to measure the fair value of assets or liabilities. These levels are:
Level 1 —	Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2 —	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly; and

Level 3 —	Unobservable inputs which require the reporting entity to develop its own assumptions.
The carrying amounts of accounts receivable, notes payable and accounts payable approximate fair value due to the relatively short-term maturities and are classified as short-term assets and liabilities in the accompanying consolidated balance sheets.

ServerEngines Corporation
Notes to Consolidated Financial Statements
Cash and Cash Equivalents — Cash and cash equivalents consist of cash and all highly liquid instruments with insignificant interest rate risk and maturities from the date of purchase of 90 days or less. The Company places its cash and cash equivalents in high-quality financial institutions. Cash equivalents are stated at their fair market values using observable market prices from active markets which represents Level 1 in the hierarchy.

The following schedule summarizes the Company’s cash and cash equivalents (in thousands):

December 31, 2009

Cash	$4,120
Money market funds (cash equivalents)	55

$4,175

Accounts Receivable and Allowance for Doubtful Accounts — Accounts receivable are recorded at the invoiced amount and do not bear interest. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition and includes any accounts receivable balances that are determined to be uncollectible, as necessary, in the overall allowance for doubtful accounts based on historical losses and management’s estimate of future losses. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. To date, the Company has not experienced any significant bad debts and there is no allowance for doubtful accounts recorded at December 31, 2009.

Inventory — Inventory is valued at the lower of cost (on a first-in, first-out basis) or market. The Company evaluates the need for potential provision for inventory by considering a combination of factors, including the life of the product, sales history, obsolescence and sales forecasts.

Property and Equipment — Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of three years. The depreciation for leasehold improvements is computed using the straight-line method over the remaining useful life of the related lease term. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

Depreciation expense for the year ended December 31, 2009 was $453,000.

Long-Lived Assets — The Company periodically reviews its long-lived assets, such as equipment, furniture and fixtures and intangible assets, for impairment. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company compares its carrying value to the sum of the estimated undiscounted future net cash flows. If the current carrying value is greater than the undiscounted estimated future net cash flows, a loss is recognized based on the amount by which the carrying value exceeds the estimated fair market value of the related long-lived assets. To date, the Company has not recorded any significant impairment charges.

Revenue Recognition — The Company recognizes product sales revenues upon shipment, provided that no significant obligations remain and collectability is reasonably assured. A provision for estimated returns, rebate, price protection and price concessions is established at

ServerEngines Corporation
Notes to Consolidated Financial Statements
the time of sale based upon historical experience and management’s estimate of potential future claims. The Company accrues for rebates and price concessions which are netted against revenue. Shipping and handling costs are reflected in cost of goods sold when incurred. Through December 31, 2009, the Company has experienced an insignificant amount of sales returns.

The Company recognizes engineering services revenue for product development for third parties, as milestone thresholds within governing agreements are met or upon completion. Engineering services revenue is also earned for enhanced functionality and technical support and is recognized upon completion of enhancement or over the term of the support agreement if the fees paid are not creditable toward future purchases by such customer or otherwise refundable. If the Company has not met the revenue recognition criteria, any payments received from the customers are recorded as deferred revenue. Revenue from engineering services have not been material for any periods presented in the accompanying financial statements.

Product Warranty — The Company sells products with a limited warranty of product quality for a period of one year, and up to three years for certain customers. The Company accrues for known warranty if a loss is probable and can be reasonably estimated, and accrues for estimated incurred but unidentified issues based on historical activity. Through December 31, 2009, the Company has experienced an insignificant amount of warranty claims, therefore there is no accrual for product warranty at December 31, 2009.

Research and Development — Research and development costs including any charges for non-recurring engineering services (“NRE services”) are expensed as incurred.

Income Taxes — The Company recognizes income taxes using an asset and liability approach. Deferred income taxes are recognized for the tax consequences of temporary differences between the consolidated financial statements and income tax bases of assets, liabilities and carry forwards using enacted tax rates. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Realization is dependent upon future pre-tax earnings, the reversal of temporary differences between book and tax income and the expected tax rates in effect in future periods.

ServerEngines Corporation
Notes to Consolidated Financial Statements
Accounting for Stock-Based Compensation —The Company uses the Black-Scholes Merton option pricing model to determine the fair value of stock options and recognizes the resulting compensation expense on a straight-line basis in the accompanying consolidated statement of operations over the requisite service period for employee and director stock options.

Compensation expense calculated relies on the value of the common stock as determined by the Company’s Board of Directors and assumptions such as volatility, expected life, interest rates, and other factors to determine the fair value of share-based payments using the Black-Scholes Merton option pricing model. Changes in the value of the common stock, the underlying assumptions in the calculations, the number of options granted or the terms of such options, the treatment of tax benefits and other changes may result in significant differences in the amounts or timing of the compensation expense recognized. The Company utilizes the historical volatility of representative public companies to determine expected volatility as there is no public trading of the Company’s common stock. Compensation expense is reduced for options that are not expected to vest.

Comprehensive Loss — Items of other comprehensive income (loss) are defined as revenues, expenses, gains, and losses that under accounting principles generally accepted in the United States of America are included in comprehensive income (loss) but are excluded from net income (loss), as these amounts are recorded directly as an adjustment to stockholders’ equity. Net income (loss) and other comprehensive income (loss) items are reported, net of their related tax effect, to arrive at comprehensive income (loss). The Company’s components of other comprehensive loss are foreign currency translation adjustments.

Use of Estimates — Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues, costs and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

2.	Balance Sheet Detail

Inventory — All inventory balances as of December 31, 2009 represent finished goods.

Property and Equipment — Property and equipment, net consist of the following (in thousands):

December
31, 2009

Equipment, furniture and fixtures	$2,561
Leasehold improvements	187

2,748
Less accumulated depreciation and amortization	(1,666)

$1,082

ServerEngines Corporation
Notes to Consolidated Financial Statements
Accrued Liabilities — Accrued liabilities consist of the following (in thousands):

December
31, 2009

Accrued software licenses	$1,056
Accrued rebates	1,549
Accrued vacation	1,264
Accrued NRE services	375
Other accruals	371

$4,615

3.	Commitments

Leases — The Company leases its office space for its corporate office in Sunnyvale, California, under an operating lease that expired in November of 2009, the Company is currently paying month-to-month. The Company also leases a facility in Austin, Texas under a lease which expired on May 31, 2010. Future minimum rental payments due in 2010 under this operating lease total $54,000. The Company leases various facilities in India with expiration dates through 2011. Future minimum rental payments due in 2010 and 2011 are $16,000 and $2,000, respectively. Rent expense for the year ended December 31, 2009 was $632,000.

Guarantees — Under its bylaws, the Company has agreed to indemnify its directors for certain events or occurrences arising as a result of the director’s serving in such capacity. A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. The term of the indemnification period is for the director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has not incurred any costs to date for such indemnification and has not accrued any liabilities as of December 31, 2009 as the Company does not expect any amounts to be paid under this indemnification.

The Company enters into indemnification provisions under (i) its agreements with other companies in its ordinary course of business, typically with business partners, contractors, customers, and landlords and (ii) its agreements with investors. Under these provisions the Company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of the Company’s activities or, in some cases, as a result of the indemnified party’s activities under the agreement. The indemnification provisions often include indemnifications relating to representations made by the Company with regard to intellectual property rights. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification

ServerEngines Corporation
Notes to Consolidated Financial Statements
agreements. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2009.

Royalty Commitments — In exchange for the right to use certain intellectual property, the Company is required to pay royalty payments pursuant to license agreements with outside parties. Royalty commitments are recorded on a per unit basis and are typically paid quarterly. Included in accounts payable at December 31, 2009 is $341,000 relating to the royalty obligations under these license agreements. There is no minimum royalty commitment.

4.	License Agreements

Design Tool Licenses — The Company purchases software and maintenance licenses in its research and development activities from various third parties. Perpetual licenses are amortized on a straight-line basis over the expected useful lives of the licenses (generally three years). Time-based licenses are amortized on a straight-line basis over the license period (ranging from 12 to 36 months). As of December 31, 2009, license fees of $3,099,000 were included in prepaid expenses and other current assets and other long-term assets. Any unpaid portion of the license is accrued for under Accrued Software Licenses. As of December 31, 2009, accrued license fees of $2,952,000 were included in accrued liabilities.

5.	Income Taxes

The components of income (loss) before income taxes for the year ended December 31, 2009 is as follows (in thousands):

December 31,	2009

United States	$(19,796)
Foreign	135

$(19,661)

ServerEngines Corporation
Notes to Consolidated Financial Statements
The components of the provision for income tax expense (benefit) for the year ending December 31, 2009 is as follows (in thousands):

December 31,	2009

Current:
Federal	$—
State	1
Foreign	40

Total Current	41

Deferred:
Federal	—
State	—

Total Deferred	—

Total provision for income taxes	$41

A reconciliation of the Company’s recorded income tax expense to the U.S. statutory rate of 34% follows (in thousands):

December 31,	2009

Computed tax at statutory rate	$(6,685)
State taxes, net of federal benefit	(818)
Foreign taxes	(6)
Permanent items	182
R&D credits	(1,799)
FIN 48 reserve	540
Other	(31)
Change in valuation allowance	8,658

Provision for taxes	$41

ServerEngines Corporation
Notes to Consolidated Financial Statements
Deferred income taxes arise from temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes, as well as operating losses and tax credit carry forwards. Significant components of the Company’s deferred tax assets for federal and tax income taxes are as follows at December 31:

2009

Net operating loss carry forwards	$11,451
Accrued interest	1,150
Fixed assets and intangibles	6,253
Tax credits	2,241
Deferred revenue	746
Reserves and allowances	97
Other	569

Total Deferred Tax Assets	22,507
Valuation allowance	(22,507)

Total deferred tax asset	$—

Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a full valuation allowance against its net deferred tax assets. The net valuation allowance increased by $8.7 million during the year ending December 31, 2009.

As of December 31, 2009 the Company has federal and state net operating loss carryforwards in the amount of $30,053,000 and $24,941,000 respectively which begin to expire in the year ending December 31, 2028 for federal and December 31, 2028 for state. As of December 31, 2009 the Company had federal and California research and development credit carryforwards of $1,302,000 and $941,000, respectively. The federal research and development credit will begin to expire in the year ending December 31, 2028, and the California research and development credit has no expiration. Pursuant to Federal income tax rules and regulations, utilization of the NOL carry-forwards and credits may also be subject to an annual limitation due to any greater than 50% change in the ownership of the Company within a three-year period. Prior to February 7, 2008 the Company was a Limited Liability Corporations, accordingly the NOLs, R&D credit carry-forwards and deferred tax assets relate to the Company’s operations since its incorporation in February 2008.

ServerEngines Corporation
Notes to Consolidated Financial Statements
The Company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 on January 1, 2009, now codified primarily under ASC Topic No. 740. This guidance requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions. The following table summarizes the activity related to the Company’s gross unrecognized tax benefits:

Gross
Unrecognized
Tax Benefits

Balance at January 1, 2009	$421
Changes related to prior tax positions	—
Increases related to current tax positions	540

Balance at December 31, 2009	$961

Additionally, FIN 48 specifies that tax positions for which the timing of the ultimate resolution is uncertain should be recognized as long-term liabilities. The Company made no reclassifications between current taxes payable and long term taxes payable upon adoption of FIN 48. The Federal and California State tax returns are open for audit for the years ending December 31, 2008 and 2009. Texas State tax returns are open for audit for the years ending December 31, 2006, 2007, 2008 and 2009.

The Company’s policy is to record interest related to uncertain tax positions as interest and any penalties as other expense in our statement of operations. As of the date of adoption of FIN 48 and through December 31, 2009, the Company did not have any interest or penalties associated with unrecognized tax benefits.

6.	Borrowings

Founders’ Notes Payable

Founders of the company loaned funds to the Corporation in a series of payments totaling $3,980,000 during the year ending December 31, 2009. The loan bears interest at a rate of 7% compounded continuously. There is no set maturity date or required payments; as such the entire balance is classified as current. The outstanding balance of founders’ notes including principal and interest as of December 31, 2009, was $25,701,000. During 2009, $1,953,000 of interest was accrued and paid.

Founders’ Accounts Payable

The founders also paid certain operating expenses on the behalf of the Company. These amounts are payable upon demand and the Company accrued interest at the same rate that was stipulated for the notes payable discussed above. The outstanding balance of accounts payable to founders including principal and interest as of December 31, 2009 was $92,000.

ServerEngines Corporation
Notes to Consolidated Financial Statements
Note Payable to Emulex Corporation

Emulex Corporation loaned $25,000,000 to the Corporation during 2009, bearing interest of 5% per annum. The outstanding principal and accrued interest under the note will be immediately due and payable upon the earlier to occur of December 31, 2010, consummation of financing of net proceeds more than $10,000,000, or a change in control. The outstanding balance of the note payable including principal and accrued interest was $25,632,000 at December 31, 2009. During 2009, $632,000 of interest was accrued and no interest was paid. This note is secured by all the assets of the Company.

Capital Lease Financing

In March 2007, the Company entered into a $62,000 equipment lease with a financial institution The lease term is 48 months with principal and interest payments due monthly with an interest rate of 8.60%.

Future minimum payments under the Agreement are as follows (in thousands):

Year ended December 31,

2010	$18
2011	6

Total payments	24
Less amount representing interest	(1)

Present value of minimum lease payments	23
Less current portion	(17)

Noncurrent portion	$6

Convertible Preferred Stock
The Corporation is authorized to issue five million shares of Series A Convertible Preferred Stock (“Preferred Stock”) with a par value of $.001 per share. The Preferred Stock has a liquidation preference of $11.76 per share. There is no dividend preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of shares of the Preferred Stock will be entitled to be paid out of the assets of the Corporation before any payment is made to holders of Common Stock. If the value of assets is insufficient to pay the holder of Preferred Stock the full amount then the holders of Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amount that would otherwise be payable.

The founder’s contributed $50,000,000 between the years ending December 31, 2003 and December 31, 2007. In exchange for their cash contributions the founders received 4,250,015 shares of Series A Convertible Preferred Stock and 18,499,991 shares of common stock. The liquidation value of outstanding Preferred Stock was $50,000,000 as of December 31, 2009.

ServerEngines Corporation
Notes to Consolidated Financial Statements
7.	Common Stock and Stock Options

The Corporation is authorized to issue forty million shares of Common Stock with a par value of $.001 per share.

Restricted Stock — The Company adopted the 2004 Equity Based Incentive Compensation Plan (“RS Plan”) for the purpose of attracting and retaining the services of selected key employees and other service providers. Under this plan, Management granted restricted shares to employees and service providers. The restricted shares generally vest over four to five years, with a 20% to 25% cliff vesting after one year and then ratably on a quarterly basis for the remaining years. Certain restricted share grants also included other various acceleration at specific cliff dates. The Company shall have the right, but not the obligation, to purchase all or part of any vested portion of the granted shares upon the employee’s termination at the fair market value on that date. Such purchase rights shall terminate when the Company’s securities become publicly traded.

During the year ended December 31, 2009 no shares of Restricted Common Stock units were granted by the Company. As of December 31, 2009 the Company had granted 9,149,150 shares of restricted stock. Restricted shares are valued at grant date and recorded as compensation expense over the vesting term. Expense is recorded based on the greater of straight-line or cumulative shares vested.

Prior to December 31, 2008, the Company agreed to issue 750,000 shares of common stock to a third party as compensation for certain non-recurring engineering services (“NRE”), instead of cash. Such NRE services are measured at the deemed fair value of the underlying stock at the time when services have been rendered. As those services were fully rendered in previous years, the Company accrued the then estimated fair value of $375,000 as research and development expenses. Subsequent to December 31, 2009, the Company issued 750,000 shares to that third party.

Total stock-based compensation resulting from the vesting of restricted stock was allocated to the following expense categories:

2009

Research and development	$168,000
Sales and marketing	19,000
General and administrative	3,000

$190,000

Equity Option Plan — In April 2008, the Company adopted the 2008 Stock Option Plan (the “Plan”), which provides grants of options to eligible persons including employees, non-employee directors, or consultant or independent contractor to Company or Affiliate. The maximum number of shares that may be issued under the plan is 4,000,000 shares. During the years ended December 31, 2009 and 2008, 2,000,000 and 2,000,000 shares were authorized under the Plan, respectively. The exercise price of an option granted under the Plan shall not be less than 100% of the fair market value on the date of the grant as determined by the Board of Directors, unless

ServerEngines Corporation
Notes to Consolidated Financial Statements
the optionee is a 10% stockholder, in which case the option price will not be less than 110% of such fair market value. Options granted generally have a maximum term of 10 years from grant date, are exercisable upon vesting unless otherwise designated for early exercise by the Board of Directors at the time of grant, and generally vest over a four or five year period, with 25% or 20% cliff vesting after one year and then ratably on a monthly basis for the remaining three or four years.

If the Optionee’s Service is terminated by the Company for a period of 90 days from first notification to the Optionee of such termination (the “Trigger Date”), the Company shall have the right, but not the obligation, to purchase from the Optionee all or part of any Shares acquired upon the exercise of the Option and held by the Optionee or the Optionee’s successor on the Trigger Date for the fair market value of such Shares as of the Trigger Date.

Employee Stock Options — Between January 2008 and December 31, 2009, 2,788,000 options were granted to employees, expiring ten years from the date of grant, with exercise prices ranging from $0.15 to $1.57 per share for Common Stock under the Plan. Substantially all options vest over four to five years from grant date.

At December 31, 2009, there were 1,441,840 options available for future issuance under the plan.

Stock option activity for the year ended December 31, 2009 is as follows:

	Options		Weighted	Weighted
	Available for	Options	Average	Average Grant
	Grant	Outstanding	Exercise Price ($)	Date Fair Value

Balance, December 31, 2008	766,240	1,180,810	$0.48	$0.44
Increase in authorized shares	2,000,000	—	—	—
Options granted	(1,373,800)	1,373,800	1.50	0.83
Options forfeited or cancelled	49,400	(49,400)	0.37	1.27
Options exercised	—	(10,110)	0.27	0.51

Balance, December 31, 2009	1,441,840	2,495,100	$1.04	$0.65

As of December 31, 2009, there was $1,178,000 of total unrecognized compensation cost related to nonvested stock options which is expected to be recognized over 3.9 years.
The following table summarizes information concerning outstanding and vested options at December 31, 2009:

	Number of	Weighted Average
Exercise	Outstanding	Remaining	Number of
Price	Options	Contractual Life (years)	Options Vested

$0.15	422,000	6.91	280,538
$0.64	766,300	7.58	338,935
$1.57	1,306,800	9.44	—

	2,495,100	8.44	619,473

ServerEngines Corporation
Notes to Consolidated Financial Statements
At December 31, 2009, the aggregate intrinsic value of currently exercisable and vested options was $714,000 and the weighted average remaining contractual term of those options was 6.7 years. The aggregate intrinsic value was calculated as the difference between the exercise prices of the underlying stock option awards and the fair value of common stock at December 31, 2009 of $1.57 per share.

The estimated grant date fair values of the employee stock options were calculated using the Black-Scholes valuation model, based on the following assumptions:

2009

Volatility	52.47%
Expected term of options with 4 year vesting	6.25
Expected term of options with 5 year vesting	6.10
Dividend yield	0.00%
Risk free interest rate	2.97%
The Company has estimated the expected term using the simplified method provided in Securities Exchange Commission Staff Accounting Bulletin, (“SAB”) No. 107. The Company has never declared or paid cash dividends and does not plan to pay cash dividends in the foreseeable future; therefore, the Company used an expected dividend yield of zero. The risk-free rate is based on U.S. Treasury rates in effect during the corresponding period of grant. The expected volatility is based on historical volatility of peer companies.

ASC 715-20-50 also requires the Company to estimate forfeitures at the time of grant, and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. The Company uses historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest and believes it has been able to develop reasonable expectations about future forfeiture patterns. The projected forfeiture rate for the year ended December 31, 2009 was 15%. All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods. If the actual forfeiture rate is materially different from our estimate, the stock-based compensation expense could be significantly different from the amounts recorded in the current period.

Total stock-based compensation was allocated to the following expense categories:

2009

Research and development	$242,000
Sales and marketing	11,000
General and administrative	4,000

$257,000

ServerEngines Corporation
Notes to Consolidated Financial Statements
Shares Reserved for Future Issuance — At December 31, 2009, the Company has reserved shares of common stock for future issuance as follows:

Convertible preferred stock outstanding	4,250,015
Stock options outstanding	2,495,100
Stock options available for grant	1,441,840
Unvested restricted shares	229,045
Shares for NRE services	750,000

Total	9,166,000

8.	Employee Benefit Plan

The Company has established a 401(k) profit sharing plan (“Plan”) covering substantially all employees. The Plan provides for voluntary salary deduction contributions by eligible participants in accordance with Section 401(k) of the Internal Revenue Code, as well as discretionary matching and profit sharing contribution from the Company. Profit sharing and 401(K) matching contributions are determined annually at the discretion of the Company’s Board of Directors. The Company has not made contributions to the Plan during the year ended December 31, 2009.

9.	Subsequent Event

On August 25, 2010 the Company was acquired by Emulex Corporation. The terms of the agreement included the payment of approximately $54.8 million in cash, and eight million shares of Emulex stock valued at approximately $67.4 million. The agreement further provides for the issuance of an additional four million shares of Emulex stock, which will be issuable if ServerEngines’ business achieves two post-closing milestones, the last of which is targeted for completion by the end of 2011. The first milestone was achieved on September 30, 2010 and two million shares of Emulex stock were issued, of which 200,000 shares are held in escrow.

Subsequent events have been evaluated through November 10, 2010, which is the date the financial statements were issued.